Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-171243) of our report dated March 24, 2011 relating to the financial statements of Xinyi Fluorite Company, Ltd., which appears in this Current Report on Form 8-K/A of China Shen Zhou Mining & Resources, Inc.

/s/Sherb & Co., LLP
Certified Public Accountants
New York, New York
March 31, 2011